Exhibit (k.4)

November 14, 2014

State Street Bank and Trust Company

200 Newport Ave

North Quincy, MA 02171

Attention: Matthew H. Malkasian, Senior Vice President

Re:	Calamos Dynamic Convertible and Income Fund (the “Fund”)

Ladies and Gentlemen:

Please be advised that the undersigned Fund has been incorporated and registered as a management investment company under the Investment Company Act of 1940, as amended.

In accordance with Sections 8.5 (the additional funds provision) of the Master Services Agreement dated as of March 15, 2004, by and among each registered investment company party thereto and State Street Bank and Trust Company (as amended, modified or supplemented from time to time, the “Master Services Agreement”), the Fund hereby requests that your bank perform accounting and fund administration services for it under the terms of the Master Services Agreement.

In connection with such request the Fund: (i) confirms to you, as of the date hereof, its representations and warranties set forth in Section 4.2 of the Master Services Agreement; and (ii) for the avoidance of doubt, acknowledges and confirms to State Street that the letter agreement dated March 31, 2006 (“Third Side Letter”) by and among the Funds and State Street shall also apply to the Fund and the Fund agrees to be bound by all of the terms and conditions of the Third Side Letter.

Attached as Appendix A hereto is a replacement of “Appendix A” to the Agreement, effective as of the date set forth below.

Kindly indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Fund and retaining one for your records.

Sincerely,

EACH CALAMOS MANAGEMENT INVESTMENT COMPANY IDENTIFIED ON APPENDIX A HERETO

By:	/s/ Curtis Holloway
Name:	Curtis Holloway
Title:	Treasurer , Duly Authorized

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Michael F. Rogers
Name:	Michael F. Rogers
Title:	Executive Vice President

Effective Date: November 14, 2014

Appendix A

APPENDIX A

TO

MASTER SERVICES AGREEMENT

MANAGEMENT INVESTMENT COMPANIES REGISTERED WITH THE SEC AND PORTFOLIOS THEREOF, IF ANY

CALAMOS ADVISORS TRUST

Calamos Growth and Income Portfolio	36-7271106

CALAMOS ETF TRUST

Calamos Select Growth ETF	46-4719328

CALAMOS INVESTMENT TRUST

Calamos Focus Growth Fund	41-2111185
Calamos Convertible Fund	36-3316238
Calamos Discovery Growth Fund	27-1664798
Calamos Dividend Growth Fund	46-2951829
Calamos Evolving World Growth Fund	26-2192228
Calamos Emerging Market Equity Fund	46-3926429
Calamos Global Equity Fund	20-8166626
Calamos Global Growth and Income Fund	36-4088206
Calamos Growth Fund	36-3723359
Calamos Growth and Income Fund	36-3575418
Calamos High Yield Fund	36-4307069
Calamos International Growth Fund	20-2395043
Calamos Long/Short Fund	46-2392693
Calamos Market Neutral Income Fund	36-3723358
Calamos Mid Cap Growth Fund	46-2956863
Calamos Total Return Bond Fund	20-8872705
Calamos Opportunistic Value Fund	22-3848966

CALAMOS CONVERTIBLE OPPORTUNITIES AND INCOME FUND	03-0426532

CALAMOS CONVERTIBLE AND HIGH INCOME FUND	02-0683363

CALAMOS STRATEGIC TOTAL RETURN FUND	04-3785941

CALAMOS GLOBAL TOTAL RETURN FUND	20-3377281

CALAMOS GLOBAL DYNAMIC INCOME FUND	20-8819776

CALAMOS DYNAMIC CONVERTIBLE AND INCOME FUND	47-1549409